Exhibit 99.1

              MID PENN BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

         Mid Penn Bancorp, Inc. (AMEX - MBP) parent company of Mid Penn Bank, announced earnings for the first quarter of 2003 of $1,052,000 compared to $1,106,000 earned in the first quarter of 2002. Earnings per share were $.35 per share compared to $.36 per share for the first quarter of 2002. The difference in earnings was primarily attributable to higher levels of provision for possible loan losses, particularly due to the resolution of two troubled commercial loan relationships.

         Total assets at the end of the first quarter of 2003 were approximately $368 million, versus $333 million the prior year, an increase of 10%. Total loans of $224 million increased by $16 million or 7.7% at March 31, 2003, compared to the prior year. Total deposits as of the same date were $279 million compared to $260 million the prior year, an increase of 7.3%. Deposit growth was experienced largely through the Bank's competitive money market products.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 11 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation. Based on its current market price of $21.25, Mid Penn Bancorp, Inc. stock currently returns a dividend yield of 3.8%.